EXHIBIT 4.3
CONSENT OF THORSTEINSSONS LLP
To the Directors of
Glamis Gold Ltd.
     We hereby consent to the reference in the Glamis Gold Ltd. Registration Statement on Form F-80 dated on or about May 3, 2006, to our opinions contained under “Canadian Federal Income Tax Considerations” therein and to the reference to our firm under the heading “Experts” therein.

/s/ William R. Holmes
William R. Holmes, Partner
Vancouver, British Columbia
May 3, 2006